EXHIBIT 99.1



                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001


              Pioneer Announces First Production from Falcon Field,
                        Approves Harrier Development and
           Acquires Additional Interest in Falcon and Related Projects

Dallas, Texas, March 31, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced that the Pioneer-operated Falcon field in the western deepwater Gulf of Mexico began producing on March 15, 2003. The two-well development is currently producing approximately 185 million cubic feet of gas and 650 barrels of condensate per day. Pioneer also announced that, as part of a broader transaction discussed below, it has acquired its partner's 25% working interest in the Falcon field and related projects and now owns 100%. The field is Pioneer's first operated deepwater project, and first production was achieved two weeks ahead of schedule with less capital investment than was budgeted.

Pioneer has acquired the remaining interest in 32 blocks in the Falcon area, including the Falcon field, the Harrier field and related satellite prospects from Mariner Energy ("Mariner") for a net cash payment of approximately $113 million including normal closing adjustments. Pioneer has also assumed certain contractual obligations from Mariner. The transaction was approved by Mariner's board of directors and was closed on Friday, March 28, 2003, with payment into escrow. The transfer from escrow is contingent upon receipt of a no objection notice from the creditors committee of Enron Corp, which owns an interest in Mariner.

Pioneer also announced that it has approved the development of the Harrier discovery as a single-well subsea tie-back to the Falcon field facilities. Pioneer now owns a 100% working interest in the Harrier field which has estimated gas reserves of 55 to 80 billion cubic feet. An additional parallel pipeline connecting the Falcon field to the Falcon Nest platform on the Gulf of Mexico shelf will be added to the Falcon facilities doubling the capacity to 400 million cubic feet of gas per day. Pioneer expects first gas from the Harrier field within nine months with combined daily gas production from Falcon and Harrier expected to reach 275 million cubic feet per day. The Company plans to drill two additional prospects in the Falcon area during 2003 that, if successful, could also be tied back to the Falcon field to utilize the excess pipeline capacity. In addition, Pioneer has a multi-year inventory of prospects on the 32 blocks it holds in the area.

The Falcon field is located 100 miles east of Corpus Christi in 3,400 feet of water in East Breaks 579/623. The field and surrounding satellite discoveries are being produced via subsea wells tied back to a host platform located on the shelf approximately 30 miles away. The platform, Falcon Nest, and other facilities are owned and operated by El Paso Energy Partners, L.P. Pioneer has drilled three satellite wells in the Falcon area during 2003, the Harrier discovery and two other wells that were unsuccessful. Falcon is the second of five significant projects Pioneer plans to bring on stream through early 2004.

Scott D. Sheffield, Chairman and CEO, stated, "With Falcon on stream, our worldwide daily production is 50% higher than it was just one year ago, and U.S. gas production is up 135% over the same period. By approving the Harrier satellite project for immediate development, we add significant value and gas production growth in 2004. The capital invested in the additional pipeline to the Falcon Nest platform also provides added capacity to more aggressively pursue other prospects in the area with the potential to further impact 2004 production and value."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.


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Except for  historical  information  contained  herein,  the  statements in this
Document are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other
things,   volatility  of  oil  and  gas  prices,   product  supply  and  demand,
competition,   government  regulation  or  action,  foreign  currency  valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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